Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Weber Inc. Omnibus Incentive Plan and the Weber Inc. Employee Stock Purchase Plan of our report dated May 10, 2021, with respect to the consolidated financial statements of Weber-Stephen Products, LLC. included in the Registration Statement, as amended (Form S-1 No. 333-257824) and related Prospectus of Weber Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 9, 2021